Ellington Residential Mortgage REIT Reports Fourth Quarter 2017 Results
OLD GREENWICH, Connecticut—February 8, 2018
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended December 31, 2017.
Highlights

•	Net income of $0.8 million, or $0.06 per share.

•	Core Earnings[1] of $4.9 million, or $0.37 per share, and Adjusted Core Earnings[1] of $5.3 million, or $0.40 per share.

•	Book value of $14.45 per share as of December 31, 2017, after giving effect to a fourth quarter dividend of $0.37 per share.

•	Net interest margin of 1.32%, and adjusted net interest margin[2] of 1.41%.

•	Weighted average constant prepayment rate for the fixed-rate Agency specified pool portfolio of 9.6%.

•	Dividend yield of 14.2% based on February 7, 2017 closing stock price of $10.44.

•	Debt-to-equity ratio of 8.3:1 as of December 31, 2017.

•	Net Agency pool assets-to-equity ratio of 5.5:1[3] as of December 31, 2017.

•	Board of Directors authorized the repurchase of up to 1.2 million common shares.
Fourth Quarter 2017 Results
"In the fourth quarter, Ellington Residential had net income of $0.06 per share and Adjusted Core Earnings of $0.40 per share," said Laurence Penn, Chief Executive Officer and President. "While we had solid net carry on our portfolio, we also had net unrealized losses on our Agency RMBS, which were only partially offset by net gains from our interest rate hedges. Specifically, our higher-coupon and 15-year pools underperformed longer-duration RMBS, and continued low volatility resulted in reduced trading opportunities. Overall, we produced a modest 1.6% economic return on an annualized basis.
"Although we finished the quarter with an overall debt-to-equity ratio of 8.3:1, after taking into account our TBA hedges, our net Agency pool assets-to-equity ratio, which we view as another important measure of our effective overall leverage, was only 5.5:1. Our use of short positions in TBAs to hedge a significant portion of our interest rate risk is a distinguishing factor in our strategy in a few ways. First, we believe the strategy reduces our risk and book value volatility, by keeping our effective overall leverage at the low end of the Agency mortgage REIT peer group. Second, it enables us to take advantage of dislocations in specified pool pay-ups without increasing our overall net exposure to Agency yield spreads. And third, during times of increased volatility such as we've seen so far in 2018, we avoid the high rebalancing costs associated with interest rate swap hedges.
"Reflecting on 2017, we saw a period of historically low volatility that rewarded risk takers and penalized risk managers. Coming into 2018, we did not expect this low-volatility environment to persist indefinitely, and we thought that it was exactly the wrong time to abandon our prudent and disciplined interest rate hedging strategy. With many central banks around the globe likely withdrawing stimulus for the first time in a decade, and with the Federal Reserve tapering set to accelerate during 2018, we wouldn't be surprised by a continuation of the higher volatility we've seen recently. Thanks to our hedging strategy, we believe that we are well positioned to take advantage of the investment opportunities that could emerge from increased volatility.
"With our recent dividend announcement, we adjusted our annualized dividend back to an approximate 10% yield on book value. Finally, with our share price now trading at a significant discount to book value, we see a very attractive opportunity to repurchase our shares."
Market Overview

•
In October, the Federal Reserve initiated its long-awaited balance sheet normalization program, whereby its asset purchases of U.S. Treasury securities and Agency RMBS will continue to taper, and its securities portfolio will run off according to a well-defined schedule until reaching a level no larger "than necessary to implement monetary policy efficiently and effectively." In December, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.25%–1.50%; the market is currently expecting three additional interest rate hikes in 2018.

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.
3 We define our net Agency pool assets-to-equity ratio as the difference in aggregate market value between our Agency pools owned of $1.656 billion and our net short TBA position of $(596.1) million, divided by our total shareholders' equity of $192.7 million.

•
For the fourth consecutive quarter, the yield curve flattened. The 2-year U.S. Treasury yield rose 40 basis points to end the quarter at 1.88%, while the 10-year U.S. Treasury yield increased only 7 basis points to 2.41%. At year-end, the spread between the 2-year and 10-year was just 52 basis points, compared to 126 basis points at the end of 2016.

•	Mortgage rates increased over the course of the fourth quarter, with the Freddie Mac survey 30-year mortgage rate rising 16 basis points to end the quarter at 3.99%.

•
Overall Agency RMBS prepayment rates moved slightly lower during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, decreased 20% quarter over quarter to its lowest point in a year, and substantially below the multi-year high reached in mid-2016.

•	The Tax Cuts and Jobs Act, or "TCJA," was enacted in December, resulting in significant changes to the U.S. tax code.
While short-term interest rates rose sharply and steadily over the course of the quarter, long-term interest rates trended only slightly higher, and the 10-year U.S. Treasury traded within a tight 22-basis point range. Meanwhile, the Merrill Lynch Option Volatility Estimate Index, or MOVE Index, and the Chicago Board Options Exchange Volatility Index, known as the VIX, dropped to all-time lows in the fourth quarter. Boosted by the passage of the TCJA, and in particular the lowering of corporate income tax rates starting in 2018, U.S. equities ended the year near all-time highs.
Continuing on a theme that persisted throughout 2017, yield spreads across most credit products remained close to the tightest points of their trailing three-year ranges. Corporate credit spreads fluctuated briefly mid-quarter but finished the quarter tighter. CMBS spreads also tightened during the quarter, and over the course of 2017 the sector appears to have successfully navigated—without much adverse impact—both the new risk retention regulations and the large volume of commercial mortgages that matured from pre-crisis CMBS. Demand remained strong for floating-rate debt instruments, including CLOs and leveraged loans, as a particularly large, year-end rise in LIBOR rates boosted coupons. Legacy non-Agency RMBS also performed well in the quarter, although a large number of these bonds received reduced NAIC ratings in December that caused price declines. The reduced NAIC ratings removed a strong technical factor that had been supporting the market for these bonds.
Despite some intra-quarter widening that was most pronounced on higher coupon MBS, Agency RMBS spreads generally held firm over the quarter, continuing to benefit from the decline in implied volatility and a muted prepayment environment. The market seemingly absorbed the initiation of the Federal Reserve's balance sheet runoff without issue. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated an excess return over the Bloomberg Barclays U.S. Treasury Index of 22 basis points for the quarter.
Financial Results
Holdings
As of December 31, 2017, our mortgage-backed securities portfolio consisted of $1.556 billion of fixed-rate Agency "specified pools," $29.6 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $70.6 million of Agency reverse mortgage pools, $12.2 million of Agency interest only securities, or "Agency IOs," and $18.0 million of non-Agency RMBS. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics.
Our overall RMBS portfolio decreased by 3.3% to $1.686 billion as of December 31, 2017, as compared to $1.743 billion as of September 30, 2017. The decrease in the size of our portfolio relates to a small drop in our leverage, as our overall debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 8.2:1 as of December 31, 2017 from 8.3:1 as of September 30, 2017. Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions. In addition, separate from the net short TBA portfolio that we hold for hedging purposes, we increased our long TBA positions that we hold for investment purposes to $113.1 million in notional amount at December 31, 2017, as compared to $105.8 million at September 30, 2017. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced."
Although yields on current coupon 30-year Agency RMBS held firm, many shorter-duration RMBS (including higher-coupon pools and 15-year pools) underperformed longer-duration RMBS. Average pay-ups on our specified pools decreased to 0.68% as of December 31, 2017, as compared to 0.71% September 30, 2017. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
Our non-Agency RMBS performed well in the fourth quarter, driven by strong carry and net realized and unrealized gains. Fundamentals underlying non-Agency RMBS remain strong, led by a stable housing market. During the quarter we net sold assets at gains. Our total investment in non-Agency RMBS decreased to $18.0 million as of December 31, 2017, as compared to $20.6 million as of September 30, 2017. To the extent that more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Earnings and Net Interest Margin
We had net income of $0.8 million, or $0.06 per share, for the quarter ended December 31, 2017, as compared to $6.3 million, or $0.48 per share, for the quarter ended September 30, 2017. The lower quarter-over-quarter net income was primarily driven by unrealized losses on our Agency RMBS investments, which were partially offset by net gains from our interest rate hedges. For the quarter ended December 31, 2017, Core Earnings was $4.9 million, or $0.37 per share, as compared to $5.0 million, or $0.38 per share, for the quarter ended September 30, 2017. Adjusted Core Earnings for the quarter ended December 31, 2017 was $5.3 million, or $0.40 per share, as compared to $5.6 million, or $0.43 per share, for the quarter ended September 30, 2017. Lower per share Core Earnings and Adjusted Core Earnings in the current quarter were mainly reflective of the quarter-over-quarter decline in our adjusted net interest margin, which in turn was largely the result of increased repo borrowing rates in the fourth quarter. Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. See "Reconciliation of Core Earnings to Net Income" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
For the quarter ended December 31, 2017, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.95%, while our average cost of funds, including interest rate swaps and U.S. Treasury securities, was 1.63%, resulting in a net interest margin for the quarter of 1.32%. In comparison, for the quarter ended September 30, 2017, the weighted average yield of our Agency and non-Agency RMBS was 2.86%, while our average cost of funds, including interest rate swaps and U.S. Treasury securities, was 1.56%, resulting in a net interest margin of 1.30%. Excluding the impact of the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio increased to 3.04% for the fourth quarter as compared to 3.01% for the third quarter and our adjusted net interest margin was 1.41% and 1.45%, respectively.
On a quarter-over-quarter basis, our cost of funds, including the cost of repo, interest rate swaps, and short positions in U.S. Treasury securities, increased to 1.63% from 1.56%. This quarter-over-quarter increase resulted primarily from an increase in our repo borrowing rates, which increased as LIBOR rose. Our average repo borrowing rate increased 9 basis points quarter over quarter to 1.40%, and the cost related to our short positions in U.S. Treasury securities increased by 1 basis point from the prior quarter. These increases were partially offset by lower costs related to our interest rate swaps, which decreased 4 basis points from the prior quarter. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
For the quarter ended December 31, 2017, we had total net realized and unrealized losses of $(11.0) million, or $(0.82) per share, on our aggregate Agency RMBS portfolio. Prices on our Agency RMBS portfolio decreased, leading to unrealized losses for the quarter. During the fourth quarter, our Agency RMBS portfolio turnover was 13%, which was lower than usual for a quarter. Continued low volatility had the impact of reducing trading opportunities, and as a result we did not generate net realized gains in our Agency RMBS portfolio during the quarter. In addition, we had total net realized and unrealized gains of $0.2 million, or $0.02 per share, on our non-Agency RMBS portfolio as underlying fundamentals remained strong.
During the quarter we continued to hedge interest rate risk, primarily through the use of interest rate swaps and short positions in TBAs, and, to a lesser extent, short positions in U.S. Treasury securities. For the quarter, we had total net realized and unrealized gains of $6.1 million, or $0.45 per share, on our interest rate hedging portfolio. In our hedging portfolio, the relative proportion (based on 10-year equivalents4) of short positions in TBAs increased slightly quarter over quarter relative to interest rate swaps.
After giving effect to a fourth quarter dividend of $0.37 per share, our book value per share decreased to $14.45 as of December 31, 2017, from $14.76 as of September 30, 2017, and we had an economic return of 0.4% for the quarter. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.

4 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Securities Portfolio
The following table summarizes our portfolio of securities as of December 31, 2017 and September 30, 2017:

	December 31, 2017					September 30, 2017
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$170,998	$176,774	$103.38	$178,551	$104.42	$177,485	$185,268	$104.39	$185,456	$104.49
20-year fixed-rate mortgages	8,712	9,230	105.95	9,394	107.83	9,280	9,901	106.69	9,990	107.65
30-year fixed-rate mortgages	1,303,584	1,369,589	105.06	1,380,265	105.88	1,342,918	1,420,139	105.75	1,422,196	105.90
ARMs	28,087	29,558	105.24	29,949	106.63	25,967	27,058	104.20	27,485	105.85
Reverse mortgages	64,608	70,617	109.30	70,901	109.74	62,055	68,050	109.66	68,228	109.95
Total Agency RMBS	1,575,989	1,655,768	105.06	1,669,060	105.91	1,617,705	1,710,416	105.73	1,713,355	105.91
Non-Agency RMBS	21,995	18,025	81.95	15,278	69.46	25,013	20,600	82.36	17,808	71.19
Total RMBS(2)	1,597,984	1,673,793	104.74	1,684,338	105.40	1,642,718	1,731,016	105.38	1,731,163	105.38
Agency IOs	n/a	12,205	n/a	13,197	n/a	n/a	12,051	n/a	12,965	n/a
Total mortgage-backed securities		1,685,998		1,697,535			1,743,067		1,744,128
U.S. Treasury securities sold short	(82,492)	(81,289)	98.54	(81,836)	99.20	(56,876)	(56,524)	99.38	(56,879)	100.01
Reverse repurchase agreements	81,461	81,461	100.00	81,461	100.00	56,875	56,875	100.00	56,875	100.00
Total		$1,686,170		$1,697,160			$1,743,418		$1,744,124

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.740 billion and $1.762 billion for the three month periods ended December 31, 2017 and September 30, 2017, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of December 31, 2017 and September 30, 2017:

	December 31, 2017	September 30, 2017
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$26	$29
TBA securities sale contracts	376	1,633
Fixed payer interest rate swaps	7,475	3,121
Fixed receiver interest rate swaps	563	613
Swaptions	181	212
Futures	171	542
Total financial derivatives–assets, at fair value	8,792	6,150
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(266)	(204)
TBA securities sale contracts	(469)	(30)
Fixed payer interest rate swaps	(1,128)	(2,934)
Total financial derivatives–liabilities, at fair value	(1,863)	(3,168)
Total	$6,929	$2,982

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of December 31, 2017 and September 30, 2017:

	December 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2018	$65,990	$187	0.97%	1.38%	0.43
2019	19,540	165	1.41	1.60	1.51
2020	131,900	1,514	1.60	1.41	2.39
2021	131,400	1,194	1.88	1.40	3.41
2022	79,044	736	1.97	1.39	4.48
2023	54,200	873	1.93	1.37	5.47
2024	8,900	142	1.99	1.34	6.26
2025	15,322	196	2.04	1.37	7.13
2026	40,885	2,230	1.63	1.36	8.71
2027	48,010	235	2.30	1.40	9.38
2043	12,380	(1,125)	2.99	1.41	25.38
Total	$607,571	$6,347	1.77%	1.40%	4.54

	September 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$4,750	$(1)	1.11%	1.18%	0.13
2018	65,990	268	0.97	1.31	0.68
2019	19,540	42	1.41	1.33	1.76
2020	119,900	210	1.56	1.30	2.60
2021	131,400	(646)	1.88	1.31	3.66
2022	71,044	(254)	1.95	1.31	4.70
2023	54,200	91	1.93	1.29	5.72
2024	8,900	5	1.99	1.30	6.51
2025	15,322	98	2.04	1.31	7.38
2026	40,885	1,938	1.63	1.31	8.96
2027	73,416	(294)	2.26	1.31	9.70
2043	12,380	(1,270)	2.99	1.24	25.63
Total	$617,727	$187	1.77%	1.30%	4.99

The following tables provide details about our fixed receiver interest rate swaps as of December 31, 2017 and September 30, 2017:

	December 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$563	1.36%	3.00%	7.54
Total	$9,700	$563	1.36%	3.00%	7.54

	September 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$613	1.30%	3.00%	7.79
Total	$9,700	$613	1.30%	3.00%	7.79
Interest Rate Swaptions
The following tables provide information about our swaptions as of December 31, 2017 and September 30, 2017.

	December 31, 2017
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$181	7.0	$10,000	10	2.40%

	September 30, 2017
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$212	10.1	$10,000	10	2.40%
Futures
The following table provides information about our short positions in futures as of December 31, 2017 and September 30, 2017:

	December 31, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$171	2.63

	September 30, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$542	2.67

TBAs
The following table provides information about our TBAs as of December 31, 2017 and September 30, 2017:

	December 31, 2017				September 30, 2017
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$37,355	$38,065	$38,091	$26	$23,549	$25,153	$25,182	$29
Liabilities	75,789	79,570	79,304	(266)	82,255	85,698	85,494	(204)
	113,144	117,635	117,395	(240)	105,804	110,851	110,676	(175)
Sale contracts:
Assets	(358,279)	(372,219)	(371,843)	376	(607,775)	(634,557)	(632,924)	1,633
Liabilities	(328,576)	(341,134)	(341,603)	(469)	(93,430)	(99,947)	(99,977)	(30)
	(686,855)	(713,353)	(713,446)	(93)	(701,205)	(734,504)	(732,901)	1,603
Total TBA securities, net	$(573,711)	$(595,718)	$(596,051)	$(333)	$(595,401)	$(623,653)	$(622,225)	$1,428

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended December 31, 2017 and September 30, 2017:

	Three Month Period Ended December 31, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(2,497)	$299	$(2,198)	$1,967	$4,103	$6,070
Swaptions		—	—		(31)	(31)
TBAs		2,940	2,940		(1,760)	(1,760)
Futures		630	630		(371)	(371)
Total	$(2,497)	$3,869	$1,372	$1,967	$1,941	$3,908

	Three Month Period Ended September 30, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$957	$(76)	$881	$(1,657)	$808	$(849)
Swaptions		—	—		(37)	(37)
TBAs		(3,475)	(3,475)		(179)	(179)
Futures		(387)	(387)		376	376
Total	$957	$(3,938)	$(2,981)	$(1,657)	$968	$(689)
Interest Rate Sensitivity
The following table summarizes, as of December 31, 2017, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$223	0.11%	$(254)	(0.13)%
Agency RMBS—Fixed Pools and IOs	22,237	11.54%	(32,716)	(16.98)%
TBAs	(8,621)	(4.47)%	13,174	6.84%
Non-Agency RMBS	381	0.20%	(397)	(0.21)%
Interest Rate Swaps	(137)	(0.07)%	342	0.18%
U.S. Treasury Securities	(2,926)	(1.52)%	2,801	1.45%
U.S. Treasury Futures	(13,311)	(6.91)%	12,826	6.66%
Repurchase and Reverse Repurchase Agreements	(952)	(0.49)%	952	0.49%
Total	$(3,106)	(1.61)%	$(3,272)	(1.70)%

(1)
Based on the market environment as of December 31, 2017. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of December 31, 2017 and September 30, 2017:

	December 31, 2017			September 30, 2017
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$410,628	1.41%	15	$475,779	1.33%	17
31-60 days	906,602	1.46	46	950,188	1.31	45
61-90 days	273,665	1.60	74	212,389	1.36	75
91-120 days	6,311	1.61	120	2,051	1.40	104
151-180 days	—	—	—	1,906	1.45	166
Total	$1,597,206	1.47%	43	$1,642,313	1.32%	41
As of December 31, 2017, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with fifteen counterparties as of December 31, 2017. The above figures are as of the respective quarter ends; over the course of the quarters ended December 31, 2017 and September 30, 2017 our average cost of repo was 1.40% and 1.31%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended December 31, 2017, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.1% on an annualized basis for the quarter ended December 31, 2017, as compared to 3.0% as of September 30, 2017. The slight increase in our annualized expense ratio resulted primarily from an increase in professional fees for the quarter.
Dividends
On December 12, 2017, our Board of Trustees declared a fourth quarter dividend of $0.37 per share, or $4.9 million, which was paid on January 25, 2018 to shareholders of record on December 29, 2017.
Share Repurchase Program
On February 6, 2018, our Board of Trustees approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.2 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions, including through Rule 10b5-1 plans. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This program supersedes the program that was previously adopted on August 13, 2013.
Reconciliation of Core Earnings to Net Income
Core Earnings consists of net income, excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. We believe that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended December 31, 2017 and September 30, 2017, our Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended December 31, 2017	Three Month Period Ended September 30, 2017
Net Income	$793	$6,340
Less:
Net realized gains (losses) on securities	327	349
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	3,869	(3,938)
Change in net unrealized gains (losses) on securities	(10,284)	3,994
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	1,941	968
Subtotal	(4,147)	1,373
Core Earnings	$4,940	$4,967
Catch-up Premium Amortization Adjustment	(401)	(667)
Adjusted Core Earnings	$5,341	$5,634
Weighted Average Shares Outstanding	13,336,763	13,136,106
Core Earnings Per Share	$0.37	$0.38
Adjusted Core Earnings Per Share	$0.40	$0.43

(1)
For the three month period ended December 31, 2017, represents Net realized gains (losses) on financial derivatives of $1,372 less Net realized gains (losses) on periodic settlements of interest rate swaps of $(2,497). For the three month period ended September 30, 2017, represents Net realized gains (losses) on financial derivatives of $(2,981) less Net realized gains (losses) on periodic settlements of interest rate swaps of $957.

(2)
For the three month period ended December 31, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $3,908 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,967. For the three month period ended September 30, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $(689) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,657).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, February 9, 2018, to discuss our financial results for the quarter ended December 31, 2017. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 3594409. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, February 9, 2018, at approximately 2:00 p.m. Eastern Time through Friday, February 16, 2018 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 3594409. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 13, 2017 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
	December 31, 2017	September 30, 2017	December 31, 2017
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$13,111	$12,867	$49,190
Interest expense	(6,129)	(5,719)	(19,047)
Total net interest income	6,982	7,148	30,143
EXPENSES
Management fees to affiliate	725	741	2,678
Professional fees	227	157	737
Compensation expense	178	222	775
Insurance expense(1)	74	74	304
Other operating expenses(1)	308	287	1,208
Total expenses	1,512	1,481	5,702
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	327	349	(2,674)
Net realized gains (losses) on financial derivatives	1,372	(2,981)	(9,083)
Change in net unrealized gains (losses) on securities	(10,284)	3,994	(4,501)
Change in net unrealized gains (losses) on financial derivatives	3,908	(689)	2,605
Total other income (loss)	(4,677)	673	(13,653)
NET INCOME	$793	$6,340	$10,788
NET INCOME PER COMMON SHARE:
Basic and Diluted	$0.06	$0.48	$0.93
WEIGHTED AVERAGE SHARES OUTSTANDING	13,336,763	13,136,106	11,601,979
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.37	$0.40	$1.57

(1)	Conformed to current period presentation.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2017	September 30, 2017	December 31, 2016(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$56,117	$50,271	$33,504
Mortgage-backed securities, at fair value	1,685,998	1,743,067	1,226,994
Due from brokers	26,754	41,821	49,518
Financial derivatives–assets, at fair value	8,792	6,150	6,008
Reverse repurchase agreements	81,461	56,875	75,012
Receivable for securities sold	21,606	29,825	33,199
Interest receivable	5,784	5,720	4,633
Other assets	575	548	266
Total Assets	$1,887,087	$1,934,277	$1,429,134
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,597,206	$1,642,313	$1,197,973
Payable for securities purchased	3,830	24,845	5,516
Due to brokers	489	787	1,055
Financial derivatives–liabilities, at fair value	1,863	3,168	1,975
U.S. Treasury securities sold short, at fair value	81,289	56,524	74,194
Dividend payable	4,936	5,334	3,652
Accrued expenses	728	980	647
Management fee payable to affiliate	725	741	533
Interest payable	3,318	2,790	1,912
Total Liabilities	1,694,384	1,737,482	1,287,457
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,340,217, 13,335,804, and 9,130,897 shares issued and outstanding, respectively)	134	134	92
Additional paid-in-capital	240,062	240,010	180,996
Accumulated deficit	(47,493)	(43,349)	(39,411)
Total Shareholders' Equity	192,703	196,795	141,677
Total Liabilities and Shareholders' Equity	$1,887,087	$1,934,277	$1,429,134
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$14.45	$14.76	$15.52

(1)	Derived from audited financial statements as of December 31, 2016.